Bestway, Inc.	Exhibit 21

SUBSIDIARIES
July 31, 2004

Subsidiary	State of Incorporation

Bestway Rental, Inc.	Tennessee
U.S. Credit-Service Corporation	Missouri
Westdale Data Service, Inc.	Texas